Exhibit 23.3
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Third Point Reinsurance Ltd. for the registration of common shares, series A preference shares, warrants, upside rights and contingent value rights and to the incorporation by reference therein of our report dated February 25, 2020, with respect to the financial statements of Third Point Enhanced LP included in the Annual Report (Form 10-K) of Third Point Reinsurance Ltd. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Ltd.
September 23, 2020